Exhibit 2.1

EXECUTION

DISTRIBUTION SERVICES AGREEMENT

by and among

AVIALL, INC.,

AVIALL SERVICES, INC.,

GENERAL ELECTRIC COMPANY,

and

GE ENGINE SERVICES DISTRIBUTION LLC

dated as of January 28, 2005

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

THIS DISTRIBUTION SERVICES AGREEMENT (“Agreement”) is entered into as of the 28th day of January, 2005 (the “Closing Date”) by and among Aviall Services, Inc., a corporation organized under the laws of the State of Delaware and having its principal office at 2750 Regent Boulevard, DFW Airport, Texas 75261 (“Service Provider”), Aviall, Inc., a corporation organized under the laws of the State of Delaware and having its principal office at 2750 Regent Boulevard, DFW Airport, Texas 75261 (“Parent,” and together with Service Provider, “Aviall”), General Electric Company, a corporation organized under the laws of the State of New York, United States of America, having offices at One Neumann Way, Mail Drop F125, Cincinnati, Ohio, 45215, and GE Engine Services Distribution LLC, a limited liability company organized under the laws of the State of Delaware, United States of America, having offices at One Neumann Way, Mail Drop F125, Cincinnati, Ohio, 45215 (“GEESD” and, together with General Electric Company, “GE”). Aviall and GE shall each be referred to herein as a “Party.” Aviall and GE shall collectively be referred to herein as the “Parties.”

RECITALS

WHEREAS, GE is engaged in the business of designing, manufacturing, distributing, marketing and selling the Products;

WHEREAS, GE desires to appoint the Service Provider as its exclusive distributor of the Products to Customers in the Territory, and the Service Provider desires to be so appointed by GE, all upon the terms and conditions set forth in this Agreement; and

WHEREAS, GE and Aviall have entered into a Parts Supply Agreement dated as of the date hereof (the “Parts Supply Agreement”) which sets forth the terms and conditions upon which Service Provider will sell Products to GE and its Affiliates.

NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. The following terms, as used in this Agreement, unless otherwise specifically defined herein, shall have the following meanings:

(a)	“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person. For

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

purposes of this definition, “control” shall mean the possession, directly or indirectly or as a trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(b)	“Airworthiness Directive” or “AD” shall mean a document issued by the FAA (or other equivalent foreign aviation authority having jurisdiction over the Products), identifying an unsafe condition relating to a Product and, as appropriate, prescribing inspections and the conditions and limitations, if any, under which a Product may continue to operate.

(c)	“Applicable Law” means, with respect to any Party, any statute, law, ordinance, rule, administrative action, regulation, order, writ, injunction, judgment, decree, or other requirement of any Governmental Authority applicable to such Party.

(d)	“ATA” means the Air Transport Association.

(e)	“Bankruptcy Event” shall mean if, with respect to any Party, (i) such Party shall generally not pay such Party’s debts as such debts become due, or shall admit in writing such Party’s inability to pay such Party’s debts generally, or shall make a general assignment for the benefit of such Party’s creditors; or (ii) any proceeding shall be instituted by or against such Party seeking to adjudicate such Party as bankrupt or insolvent, or seeking liquidation, winding-up, reorganization, rearrangement, adjustment, protection, relief, or recomposition of such Party or such Party’s debts under any Bankruptcy Law, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for such Party or for any substantial part of such Party’s property and, in the case of any such proceeding instituted against such Party (but not instituted by such Party), shall not be controverted within 30 days and shall remain undismissed or unstayed for a period of 90 days after such proceeding is filed.

(f)	“Bankruptcy Law” shall mean the United States Bankruptcy Code, as amended, and any other jurisdictional insolvency, reorganization, moratorium, fraudulent conveyance, or similar law now or hereafter in effect.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(g)	“Beneficial Owner” shall have the meaning given in Rule 13d-3 (or any successor rule) promulgated by the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

(h)	“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York, are authorized or required by law to close.

(i)	“Catalog List Price” means the list prices for the Products and the Common Parts set forth in the then current parts catalogs published by GE.

(j)	“Change of Control” means a transaction in which a Person acquires Control of Service Provider or Parent.

(k)	“Change of Ownership” means becoming the of Beneficial Owner of voting securities of Parent or Service Provider, however accomplished.

(l)	“Commencement Date” means the date Service Provider begins selling Products directly to Customers, as determined in accordance with Section 2.05 hereof.

(m)	“Common Parts” means any part manufactured by GE, its Affiliates or any third party under contract with GE or its Affiliates that is used on (i) a CF6-50 and/or a CF6-80A engine, and (ii) another GE Engine.

(n)	“Confidential Information” shall have the meaning set forth in Section 13.01(c) hereof.

(o)	“Control” means, with respect to any entity, the occurrence of one or more of the following events (i) the acquisition or possession, directly or indirectly, of the power to direct substantially all of the business operations of that entity, (ii) the acquisition or possession, directly or indirectly, of the power to elect a majority of the members of the Board of Directors (or equivalent governing body), irrespective of how such power is derived (e.g., whether by ownership of voting securities or voting power or equity value, as trustee or executor, by contract or credit arrangement, covenants and consent rights or otherwise), (iii) any sale, lease, exchange, or other transfer of ownership or control (in one transaction or a series of related transactions) of all, or substantially all, of the operating assets of such entity to any Person that was not an Affiliate of such entity immediately prior to such sale, lease exchange, or transfer, or (iv) any Person, including any Affiliate of such Person shall have become the Beneficial Owner of fifty percent (50%) or more of the equity interest of such entity.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(p)	“Competing Entity” means any Person that derives at least 10% of its annual revenue from the business of the manufacture, sale, maintenance, repair (e.g., any maintenance or repair activity, including, but not limited to, the inspection, disassembly, cleaning, part replacement, part repair, re-assembly or testing) or overhaul of aircraft, marine or industrial gas turbine engines or parts or components thereof, or an Affiliate of such a Person.

(q)	“Customer” or “Customers” means (i) the parties listed on Exhibit A hereto and any parties added to such list from time to time by mutual agreement of the Parties or in accordance with the provisions of Section 2.03 hereof, and (ii) GE and its current and future Affiliates.

(r)	“Dollars” and “$” means the lawful currency of the United States of America.

(s)	“Engine Specific Parts” means all parts, components, controls, accessories and modules of an aircraft engine that are typically included in a finished new aircraft engine when shipped from the OEM, including without limitation all parts listed in any parts list or bill of materials for such an engine.

(t)	“FAA” means the Federal Aviation Administration of the United States of America.

(u)	“Governmental Authority” means any domestic or foreign, federal, territorial, state or local governmental authority, instrumentality, court, commission or tribunal, or any regulatory, administrative, or other agency, or any political or other subdivision, department, or branch of any of the foregoing.

(v)	“GE Data” shall have the meaning set forth in Section 8.02 hereof.

(w)	“GE Due Diligence Material” means those items identified as such in that certain letter agreement, dated as of the date hereof, by and between Service Provider and GE.

(x)	“GE OEM Part” means an OEM part manufactured by GE, an Affiliate of GE or by a Person that manufactures OEM parts for sale by GE and under contract with and on behalf of GE or any of its Affiliates.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(y)	“GE Engine” means any aircraft engine manufactured by GE or by an entity in which GE or one of its Affiliates owns at least a 25% equity interest.

(z)	“Incapable Entity” means (i) any Person that (A) does not have both the resources and expertise to perform Service Provider’s obligations under this Agreement, including such factors as adequate technical expertise, sufficient trained and capable personnel, professional and commercial qualifications, experience with customers in the civil aerospace industry, and financial resources, (B) does not obtain any lack of such technical, operational and financial ability in connection with a Change of Control (for example, by continuing the employment of relevant and sufficient members of Parent’s or Service Provider’s management team or by obtaining long-term financing sufficient to provide adequate assurance that the Person is sufficiently well capitalized to meet all performance and financial obligations under this Agreement for the next three (3) years) and (C) is not capable of obtaining all such technical, operational, and financial resources within ninety (90) days after a Change of Control, or (ii) any Person that has not in GE’s good faith determination consistently demonstrated prior to the Change of Control an commitment to integrity in its business practices and does not possess a reputation in the marketplace for sound business ethics and compliance with law.

(aa)	“Kit” or “Kits” means a group of spare parts that are combined into a single product with a unique part number.

(bb)	“Knowledge of GE” means the actual knowledge of the persons listed on Exhibit B hereto.

(cc)	“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising under any Applicable Law and those arising under any contract, agreement, arrangement, commitment or undertaking.

(dd)	“Manufacturing Lead Time” means the time allocated to manufacture a part in order to acquire raw material and convert to a finished product and ship complete to Service Provider. The current Manufacturing Lead Time for each of the Products is set forth in Exhibit C hereto, and may be changed from time to time by GE. GEESD will promptly notify Service Provider in writing of any actual change to Manufacturing Lead Times, and shall use reasonable efforts to inform Service Provider’s Program Manager as soon as GEESD has reason to believe that such a potential change may occur. After the occurrence thereof, Exhibit C shall automatically be deemed to be amended to include such new Manufacturing Lead Times.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(ee)	“Material Breach” means (i) any event specifically defined as a “Material Breach” hereunder or (ii) an unexcused failure by a Party to perform any material obligation, covenant or undertaking of that Party hereunder or any materially false representation or warranty by a Party, which obligation, covenant, undertaking, representation or warranty is not otherwise subject to clause (i) of this definition and which, in the case of an unexcused failure by a Party to perform any obligation, covenant or undertaking of that Party hereunder, if not cured in accordance with the provisions of this Agreement, would deprive the counterparty of a material benefit justifiably expected by the counterparty under this Agreement, or (iii) a purported attempt by a Party to unilaterally terminate this Agreement without complying in all respects with Article XVI hereof unless this Agreement specifically provides that the occurrence of a specified event constitutes a Material Breach and permits a Party to terminate without complying with Article XVI and such event has occurred.

(ff)	“New Surplus Part” means a new OEM Product that has been previously sold into the market and is available from any source other than GEESD (or any successor to GEESD as GE’s initial distributor of new GE OEM Parts).

(gg)	“Notice of Proposed Sale” shall have the meaning set forth in Section 2.03 hereof.

(hh)	“Obsolete” means a Product that is no longer useable in any airworthy application for the CF6-50 or CF6-80A engine due to a design change mandated by GE’s Product Control Board (PCB) or the FAA.

(ii)	“OEM” means (i) a person who holds a Production Certificate (PC) from the FAA for the manufacture of complete aircraft engines and parts thereof, (ii) a person who holds a PMA from the FAA for the manufacture of parts or specified items of an aircraft engine that was obtained pursuant to an assist letter from the Type Certificate holder or by otherwise receiving the specifications and a part number for such part from the Type Certificate holder, or (iii) a person who holds a Technical Standard Order Authorization (TSOA) for the manufacture of specified articles (articles means materials, parts, processes, or appliances) used on civil aircraft that meet a specific Technical Standard Order performance standard.

(jj)	“On Time Delivery” means a delivery of a Product that is made on or before a Customer’s requested delivery date as specified in the applicable line item in the Customer’s purchase order for such Product or as otherwise agreed between Service Provider and Customer, subject to the provisions of Exhibit D hereto.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(kk)	“On Time Delivery Performance” means a percentage calculated by dividing (i) the total number of line items on purchase orders from Customers for which Service Provider made an On Time Delivery of all Products in such line item, by (ii) the total number of line items on purchase orders from Customers. The On Time Delivery Standard shall be calculated on a monthly basis with reference to all orders from Customers with a requested delivery date from Service Provider in such month; provided, however, that any deliveries delayed by Service Provider as the result of credit holds on Customers shall not be included in such calculation. Set forth on Exhibit D hereto is a sample calculation of On Time Delivery Performance.

(ll)	“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(mm)	“PMA” means Parts Manufacturing Approval.

(nn)	“Products” means (1) all new GE OEM Parts that are unique to CF6-50 engines, (2) all new GE OEM Parts that are unique to CF6-80A engines, (3) any new GE OEM Parts that are common only to the CF6-50 and CF6-80A engines, and (4) all OEM new Kits, to the extent such Kits consist of any part described in clauses (1) – (3) above; provided, that any Common Parts in Kits shall be sold to Service Provider in accordance with Section 6.07 hereof. In addition, the Products shall include any Superseding Configurations of such parts, provided such Superseding Configurations meet the descriptions set forth in clauses (1) – (4) above. The current list of Products includes, but is not limited to, the parts listed on Exhibit C hereto.

(oo)	“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust or estate, or unincorporated organization of which (or in which) more than 50% of: (i) the issued and outstanding shares of capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time shares of capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company, or (iii) the beneficial interest in such trust or estate, is, at such time, directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries, or by one or more of such Person’s other Subsidiaries.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(pp)	“Superseding Configuration” means any future Product improvements, replacements or substitutions, which are now, or, during the Term of this Agreement are placed, on GE’s parts catalog for the CF6-50 or the CF-80A engine, or are now or hereafter manufactured, marketed or produced by GE, its Affiliates or any third party under contract with GE or its Affiliates.

(qq)	“Territory” means the entire world.

(rr)	“Transition Period” shall have the meaning set forth in Section 2.05 hereof.

(ss)	“Transition Team” shall have the meaning set forth in Section 2.05 hereof.

(tt)	“Used Serviceable Part” means any Product that has been previously placed in service and is subsequently removed from an engine for scrap, overhaul, replacement or repair.

ARTICLE II

DISTRIBUTORSHIP TERMS

Section 2.01 Appointment and Acceptance. Effective as of the Commencement Date, GE hereby appoints the Service Provider as its exclusive distributor for each of the Products to Customers in the Territory, and the Service Provider hereby accepts such appointment, all upon the terms and conditions set forth in this Agreement.

Section 2.02 Closing Payment. In consideration of the appointment set forth in Section 2.01, the purchase of inventory to take place on the Closing Date as described in Section 4.03 and the other terms and conditions set forth herein, Aviall shall pay to General Electric Company on the Closing Date the amount of One Hundred Sixty Million, One Hundred Twenty Five Thousand, Three Hundred and Ninety-Six US Dollars (US$160,125,396) (the “Closing Payment”) in immediately available funds via wire transfer to the account designated by GE.

Section 2.03 Sale of Products to Non-Customers. During the Term of this Agreement, Service Provider shall not sell any Products to any parties who are not previously identified as a Customer (a “Potential Customer”). In the event Service Provider receives a request from a Potential Customer to purchase a Product or reasonably believes that a third party may become a Potential

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Customer, Service Provider shall promptly notify GE in writing of such request and identify the Potential Customer (a “Notice of Proposed Sale”). GE shall notify Service Provider in writing within seven (7) Business Days of receipt of such Notice of Proposed Sale if the Potential Customer identified therein shall be added as an approved Customer under this Agreement. In the event GE notifies Service Provider in writing that the Potential Customer identified in a Notice of Proposed Sale shall not be added as an approved Customer under this Agreement, Service Provider shall not be entitled to sell the Products to the Potential Customer and GE shall retain the sole and exclusive authority to sell Products to such party; provided, however, that if GE makes any sale of Products to any such non-Customer, GE shall promptly pay to Service Provider ***% of the Catalog List Price for each such Product sold. Service Provider shall have the right upon reasonable notice and during normal business hours to examine sales records and other data relating to the sales or transfer activities of GE with Potential Customers pursuant to the potential transactions contemplated by this Section 2.03; provided, however, that any such examination will be conducted in a manner that does not unreasonably disrupt GE’s business operations; provided, further, that nothing herein shall be deemed to authorize or permit Service Provider access to sales records and data that do not relate to the transactions contemplated hereby. In the event GE does not respond to Service Provider’s Notice of Proposed Sale within seven (7) Business Days of receipt of such notice, Service Provider shall automatically be deemed to be added as an approved Customer under this Agreement.

Section 2.04 Exclusive Distribution of OEM Parts. During the Term of this Agreement, Service Provider shall not manufacture, license to a third party technology to manufacture, sell or distribute any non-OEM parts that are Engine Specific Parts and that compete with GE OEM Parts for use on any GE Engines; provided, however, that Service Provider may continue to sell any such parts (and any superseding configurations thereto) for which it has active and ongoing distribution arrangements as of the Closing Date, such parts being identified on Exhibit E hereto. Notwithstanding the foregoing, any other parts (and any superseding configurations thereto) for which Service Provider obtains a distribution arrangement during the Term shall be deemed to be automatically added to Exhibit E as long as at the time the arrangement begins (i) the part does not compete with a GE OEM Engine Specific Part and (ii) the arrangement is entered into by Service Provider in good faith and without the intention of avoiding its obligations under this Section 2.04. Any violation by Service Provider of this Section 2.04 shall be a Material Breach of this Agreement and, if Service Provider does note cure such breach within ten (10) days of receiving written notice from GE, shall be cause for immediate termination of this Agreement by GE (i.e., without any further notice period or action under Section 9.02(a) hereof).

Section 2.05 Transition Period. Promptly after the Closing Date, the Parties shall begin the process of transitioning responsibility for the sale of all Products to Customers from GE to Service Provider and shall cooperate to ensure a smooth transition for each of the Parties and for the Customers. This period shall be known as the “Transition Period” and shall last until the

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Commencement Date (as defined herein). During the Transition Period, the Parties shall cooperate to notify Customers of the fact that GE will no longer sell the Products and that all Products will be sold by Service Provider. Each of Service Provider and GE shall form a “Transition Team” consisting of appropriate personnel to identify and solve implementation issues relating to the transitioning of sales responsibilities to Service Provider, including information technology requirements, logistical challenges, Customer issues and other issues arising from the transitioning of sales from GE to Service Provider. The date upon which the Transition Period ends and Service Provider begins selling Products directly to Customers (the “Commencement Date”) shall be determined by mutual agreement of the Parties, acting through their representatives on the Transition Teams. Each of the Parties shall use reasonable efforts to minimize the length of the Transition Period, and shall endeavor to have the commencement of direct sale of Products by Service Provider be no later than six months from the Closing Date.

Section 2.06 Sale of Products During the Transition Period.

(a)	GE shall continue to be responsible for the marketing, forecasting, planning, distribution and sale of Products during the Transition Period. During the Transition Period, GE will sell Products to Customers and will provide by the fifteenth day of each month a monthly payment equal to ***% of the Catalog List Price (at the time the applicable purchase order was accepted by GE) of sales or transfers of Products to Customers in the previous month during the Transition Period. Service Provider shall have the right upon reasonable notice and during normal business hours to examine sales records and other data relating to the sales or transfer activities of GE during the Transition Period pursuant to the potential transactions contemplated by this Section 2.06(a); provided, however, that any such examination will be conducted in a manner that does not unreasonably disrupt GE’s business operations; provided, further, that nothing herein shall be deemed to authorize or permit Service Provider access to sales records and data that do not relate to the transactions contemplated hereby.

(b)	The Parties acknowledge that during the Transition Period, Service Provider will acquire Product inventory from GE, and that Service Provider may desire to sell such inventory to Customers prior to the end of the Transition Period. In such an event, Service Provider shall notify the members of the Steering Committee of the desired sale, and the Steering Committee shall meet in person or via teleconference within three Business Days of such notification to approve or disapprove the proposed sale. If the Steering Committee fails to meet within the required time period, Service Provider shall be authorized to conduct the proposed sale.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 2.07 Sale of Products by GE to Customers. Notwithstanding anything in this Agreement to the contrary, in the event GE determines, in its reasonable discretion and good faith judgment, that Service Provider is not satisfying the reasonable requirements of any Customer relating to the sale of Products and Service Provider is unable or unwilling to give adequate assurance that it is addressing any such issue, GE shall be entitled to sell Products to such Customer until such time as GE reasonably determines that Service Provider is able to satisfy such Customer’s requirements, but only if GE has given Service Provider not less than ten (10) days prior written notice detailing the specific facts and circumstances of such alleged failure and GE’s intention to sell to such Customer under this Section 2.07. Service Provider shall be entitled to a ***% commission of the Catalog List Price for any sales made by GE pursuant to this Section 2.07. Such commission shall be paid in the same manner as payments are to be made pursuant to Section 2.06(a) above. Refusal by Service Provider to sell to a Customer for credit reasons or Customer dissatisfaction caused by GE’s failure to deliver Product to Service Provider on the date specified on Service Provider’s purchase order will not be grounds for GE determining that Service Provider is not satisfying the reasonable requirements of a Customer.

Section 2.08 Superseding Configurations. In the event a Superseding Configuration results in a spare part that previously met the definition of a Product no longer being classified as such (e.g., if a part that was a Product becomes common to an engine other than a CF6-50 or CF6-80A), GE shall use reasonable efforts to promptly notify Service Provider of its intent to produce such a part and promptly begin to negotiate in good faith to provide Service Provider an appropriate remedy to address the impact on Service Provider. By way of example only, the appropriate remedy may be to permit Service Provider to continue to distribute such part and purchase at the applicable discount set forth herein or to revise the discount set forth in Section 5.01 hereof to compensate Service Provider for lost opportunities resulting from such Superseding Configuration. The Steering Committee shall promptly review the impact of any such Superseding Configurations at least quarterly each year.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01. Representations and Warranties of the Parties. The representations and warranties of Aviall and GE set forth in this Section 3.01 are made by each Party as of the Closing Date on its behalf to the other relevant Party.

(a)	Corporate Existence and Power. Each Party is duly incorporated or organized and validly existing under the laws of the state or nation of its incorporation or organization and has all requisite power and authority and all governmental licenses, authorizations, permits, consents, and approvals required to carry on its business now conducted.

(b)	Corporate Authorizations. The execution, delivery, and performance by each Party and the consummation by such Party of the transactions contemplated by this Agreement are within its corporate or company powers and have been duly authorized by all necessary corporate or company action on its part. This Agreement constitutes a legal, valid, and binding agreement of such Party enforceable against such Party in accordance with its terms (i) except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers, and (ii) subject to the limitations imposed by general equitable principles (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)	Non-Contravention. The execution, delivery, and performance by each Party of this Agreement and the consummation by such Party of the transactions contemplated this Agreement do not and will not (i) contravene or conflict with such Party’s organizational documents, (ii) assuming compliance with the matters referred to in this Section 3.01(c), contravene or conflict with or constitute a violation of any provision of any Applicable Law, (iii) assuming compliance by the other relevant party with the matters relating to such other party referred to in this Section 3.01(c), constitute a material default under any material agreement, contract, or other instrument binding upon such Party or by which any of its properties or assets is or may be bound or any license, franchise, permit, or similar authorization held by such Party.

Section 3.02 Representations and Warranties of GE. General Electric Company and GEESD hereby jointly and severally represent and warrant that:

(a)	to the Knowledge of GE, none of the GE Due Diligence Material contains an untrue statement of material fact, or omits to state a material fact necessary in order to make such GE Due Diligence Material, in the light of the circumstances under which it was provided to Aviall, not materially misleading.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(b)	except as set forth on Exhibit F hereto, to the Knowledge of GE, no event has occurred that has resulted, and no event is presently pending, presently threatened or presently contemplated by GE that is reasonably likely to result in a material adverse effect on the ability or intent of GE to manufacture, produce or deliver any Product at a level and in a manner that such activities are being conducted in the ordinary course of business prior to the execution of this Agreement.

(c)	except as set forth on Exhibit F hereto, to the Knowledge of GE, no event has occurred that has resulted, and no event is presently pending or presently threatened by a relevant airworthiness authority that is reasonably likely to result, in a material adverse effect on the ability of carriers and operators to operate the CF6-50 and CF6-80A aircraft engines.

(d)	except as set forth on Exhibit F hereto, to the Knowledge of GE, GE has not received written notice from any of the Customers identified in Exhibit F that any such listed Customer has terminated or has invoked the termination process with respect to its contract with GE for the purchase of Products.

ARTICLE IV

SERVICE PROVIDER’S OBLIGATIONS

Section 4.01 Service Provider’s Obligations. Beginning on the Commencement Date and during the Term of this Agreement, the Service Provider shall:

(a)	use its reasonable commercial efforts to establish and maintain an effective sales force and to promote sales of the Products to Customers throughout the Territory.

(b)	appoint and maintain a qualified Product Manager dedicated exclusively to the Products and located on-site at GE throughout the Term.

(c)	purchase the Products exclusively from GE in accordance with the terms of this Agreement. Service Provider shall submit all Purchase Orders subject to the catalog unit pack quantity (UPQ) set forth in the catalog and the Manufacturing Lead Times.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Changes to delivery dates set forth in the applicable purchase orders may only be made by Service Provider if there is a design change to the subject Products or if the order is subject to cancellation in accordance with Section 6.02. Changes to delivery dates and order cancellations may also be made by mutual agreement of the Parties.

(d)	make no warranty or guaranty, orally or in writing, concerning any of the Products, which might be perceived by a customer as in any way binding GE, except for such warranties as are customarily made by GE to a first retail purchaser of the Products and in accordance with Article VII hereof.

(e)	at its own cost and expense, procure and maintain in full force and effect during the Term of this Agreement coverage for GE as an additional insured under customary policies of insurance including, without limitation, commercial general liability, product operations where the Service Provider believes liabilities may exist warranting such insurance. The Service Provider agrees to waive any right of subrogation against GE in this or any other policy of insurance carried by Service Provider, but only to the extent that Service Provider may be obligated to indemnify GE pursuant to Article XII of this Agreement.

(f)	procure, implement and support the information technologies (IT) infrastructure necessary to perform the services and conduct the transactions contemplated by this Agreement, as determined by the Steering Committee from time to time. Service Provider agrees to use reasonable commercial efforts to implement the necessary IT infrastructure agreed to by the Steering Committee to facilitate electronic communications between the Parties and to Customers.

(g)	assume the primary distributing, forecasting, planning, warehousing and expediting role for Products.

(h)	provide GE with detailed, non-binding part number level forecasts for a rolling two year time period in a mutually agreeable format and as reasonably requested by GE from time to time, but no more often than once a month. Such forecasts shall include, without limitation and upon GE’s request, part number, lead part number, nomenclature, on-hand inventory by site, current on-order, model applicability, demand for the previous twelve months (or such shorter period for which Service Provider has information) by month, forecast demand and safety stock.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(i)	maintain an inventory management and traceability system that provides serialized part information for parts identified in writing by GE and provide such data to Customers and to GE upon its request.

(j)	comply with all statutes, laws, ordinances, rules, regulations, and any other governmental authority in connection with its sale and distribution of the Products, including but not limited to obtaining any required export licenses and other authorizations in accordance with the International Traffic in Arms Regulation (ITAR), economic and trade sanctions administered by the United States Department of Treasury Office of Foreign Asset Control, and the Export Administration Regulations (EAR) to export any Product from the United States, and maintaining compliance with all applicable FAA and ATA regulations and guidelines. The Service Provider has the sole responsibility for ensuring that it complies with all U.S. Government export control laws and regulations.

(k)	provide to GE upon GE’s request sales reports detailing sales to specific Customers, including specific Products purchased, date of sales and sales price. In addition, GE shall have the right upon reasonable notice and during normal business hours to examine sales records and other data relating to the activities of Service Provider contemplated under this Agreement; provided, however, that any such examination will be conducted in a manner that does not unreasonably disrupt Service Provider’s business operations; and, provided further, that nothing herein shall be deemed to authorize or permit GE access to sales records and data regarding sales of merchandise for third parties for which Service Provider distributes merchandise or to non-public financial data of Service Provider involving sales other than sales of the Products.

(l)	comply with any directives relating to the Products from GE’s Product Control Board (PCB). GEESD shall notify Service Provider promptly upon becoming aware of any proposed PCB directives.

(m)	provide to GE information reasonably requested by GE in connection with proposed design change implementation affecting a Product, including without limitation information as to on-hand inventory for such Product.

(n)	package and ship all Products in accordance with ATA Specification 300 and any other procedures required by law or reasonably requested by GE.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(o)	as requested by GE from time to time, cooperate with and support GE in any programs for Customers relating to the Products in which GE may offer Customers prices on Products that are lower than Catalog List Price. In such cases, Service Provider’s sale price to the Customer for such Product shall not exceed the price agreed between GE and Customer; provided, however, that in any such case, GE shall provide Service Provider by the fifteenth day of each month for sales made in the preceding month with a credit in an amount equal to the difference between the price agreed between GE and Customer and the Catalog List Price at the time of such sale. Service Provider’s obligation under this paragraph (o) is solely limited to selling Product at an adjusted price, and any terms or conditions of such programs (for example, warranties, training, or Product support) that would require Service Provider to perform services for Customers beyond the scope of those otherwise required of Service Provider under this Agreement are to be provided and performed by GE.

(p)	provide initial provisioning data obtained with GE’s assistance to Customers in accordance with applicable ATA specifications.

(q)	cooperate with GE to establish customer order lead times that are consistent with current market demands.

(r)	comply with and fulfill applicable requirements of the appropriate revision levels of the ATA Specification 300, Packaging of Airline Supplies and Specification 2000, International Specification for Integrated Data Processing Supply. In addition, Service Provider shall subscribe and conform to the general principles of the “World Airline Suppliers’ Guide” and World Airline Technical Operations Glossary (for definitions of standard industry terms) published by ATA.

Section 4.02 Use of Sales Representatives.

(a)	Service Provider hereby acknowledges receipt of a copy of GE’s Policy 20.4 and agrees to comply with such policy.

(b)	Except as set forth on Exhibit G hereto, Service Provider agrees that it will not engage any independent or third party non-employee sales representatives, distributors, consultants, dealers or other resellers (“Sales Representatives”), nor modify or renew any existing agreement, to market, sell or distribute the Products without GE’s prior written consent subject to GE’s customary internal due diligence process for Sales Representatives, which consent shall not be unreasonably withheld with respect to geographic regions in the Territory where the use of Sales Representatives is customary in Service Provider’s business.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(c)	In the event GE has a reasonable basis to believe that any Sales Representative that was previously approved by GE is engaging or has engaged in any activity in violation of Applicable Law or any activity contrary to the principles set forth in GE Policy 20.4, GE shall give written notice to Service Provider and Service Provider shall immediately cease using such Sales Representative to sell, market or distribute Products in the future.

Section 4.03 Purchase of Initial Provisioning Inventory. Service Provider shall purchase from GE at least *** ($***) worth of GE’s current inventory of Products during the Transition Period. All such Products shall be purchased pursuant to the terms and conditions set forth herein. In addition, Service Provider shall purchase on the Closing Date the inventory listed on Exhibit H hereto.

Section 4.04 Quality Standards. Service Provider hereby represents that it is registered by an accredited ISO Registrar to the requirements of ISO 9001:2000 and is an FAA AC 00-56 accredited company. Service Provider shall at all times during the Term of this Agreement maintain these registrations and accreditations and shall operate in accordance with their requirements as may be amended, replaced or substituted from time to time, as long as such accreditations and registrations remain generally accepted in Service Provider’s business.

ARTICLE V

GE’S OBLIGATIONS

Section 5.01 GE’s Obligations. During the Term of this Agreement, GE shall:

(a)	produce, deliver, and sell the Products in the quantities ordered by Service Provider at the price set forth in Section 6.01, using reasonable efforts to deliver such Products within Manufacturing Lead Times. GE shall not deliver orders more than five (5) Business Days prior to the requested ship date without the Service Provider’s prior written approval.

(b)	subject to Sections 2.03, 2.06 and 2.07 hereof, refrain from selling and cause its Affiliates to refrain from selling Products to any person (including any Affiliate) other than the Service Provider; provided, however, that nothing in this Agreement shall prohibit or limit GE Aviation Materials LP or any other Affiliate of GE from engaging in the purchase and sale of Used Serviceable Parts or New Surplus Parts for CF6-50 or CF6-80A engines.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(c)	purchase all of GE’s (and its Affiliates) needs for Product, including but not limited to Product to be used within GE’s (or its affiliates) overhaul or maintenance facilities, from Service Provider; provided, however, that nothing in this Agreement shall in any way affect or limit the right or ability of GE (and its Affiliates) from purchasing and utilizing Used Serviceable Parts or New Surplus Parts for CF6-50 or CF6-80A engines; provided further, that nothing in this Agreement shall in any way affect the right of GE (and its Affiliates) to use any material or parts provided by a customer in connection with maintenance, repair and overhaul services provided by GE or its Affiliates.

(d)	use reasonable efforts to promptly refer to Service Provider all leads, prospects, and related information which are directed to it or which it receives from Customers regarding potential purchases of the Products within the Territory.

(e)	provide to Service Provider and its personnel appropriate training relating to the Products, as mutually agreed from time to time by the Parties. Each Party shall be solely responsible for its travel and living expenses related to such training.

(f)	ensure that all Products sold to Service Provider have all appropriate governmental and regulatory approvals as required for installation on type certified aircraft or engines, or on military aircraft. Additionally, GE will provide Service Provider with all certifications required by any Governmental Authority from the manufacturer of the Products.

(g)	comply with all statutes, laws, ordinances, rules, regulations and any other Governmental Authority in connection with the manufacture of the Products. GE shall promptly notify the Service Provider whenever it receives any notice addressed to it by a Governmental Authority concerning the application of any new rule, directive, regulation or other governmental requirement concerning the sale of any Product in the Territory.

(h)	at its own cost and expense, procure and maintain in full force and effect during the Term of this Agreement coverage for Service Provider as an additional insured under a Broad Form Vendors Endorsement to GE’s (and of any of the Affiliates of GE which may carry insurance with regard to the design, production or sale of the Products) liability insurance policy(ies) and GE (on its behalf and on behalf of any

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Affiliate) agrees to waive any right of subrogation against Service Provider in this or any other policy of insurance carried by GE (or of any of the Affiliates of GE which may carry insurance with regard to the design, production or sale of the Products), but only to the extent that GE may be obligated to indemnify Service Provider pursuant to ARTICLE XII of the Agreement.

(i)	provide Service Provider notice of any Products that will be superceded or modified promptly after GEESD has received company internal documentation (CID) relating to such proposed superceded or modified Product.

(j)	procure, implement and support the information technologies (IT) infrastructure necessary to perform the services and conduct the transactions contemplated by this Agreement, as determined by the Steering Committee from time to time. GE agrees to use reasonable commercial efforts to implement the necessary IT infrastructure to facilitate electronic communications between the Parties and to Customers.

(k)	provide Service Provider with the history of parts configuration for the Products from the GE Electronic Bill of Material (EBOM) system.

(l)	provide the Service Provider’s Product Manager with an appropriate office and other infrastructure (e.g., telephone, Internet access, furniture, and copier and fax access) at GE’s facility as may be reasonably requested from time to time by Service Provider.

ARTICLE VI

PURCHASE AND SALE OF PRODUCTS

Section 6.01 Price. GE shall sell the Products to the Service Provider at a purchase price equal to ***% off the Catalog List Price. All such prices are F.O.B. (Incoterms 2000) GE’s facility and include packing in accordance with ATA Specification 300 commercial shipping practices for aviation parts in effect at the time of shipment. The current list prices for the Products are shown on Exhibit C hereto, and GE shall maintain such list prices unless and until such prices are changed in accordance with the provisions hereof. The Catalog List Price is revised annually and new Catalog List Prices typically become effective as of November 1 of each year. All spare parts orders for reasonable replenishment quantities that are received by GE prior to November 1 (or such other date that new Catalog List Prices are effective), and scheduled for delivery within thirty (30) days after November 1 (or such other date that new Catalog List Prices are effective), will be accepted at the Catalog List Price effective as of the time the order; provided, however, that if the Parties agree to extend the delivery date beyond such thirty (30) days period (other than automatically pursuant to Section 6.05(b) below), the selling price shall be the Catalog List Price at the time of delivery.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 6.02 Purchase Orders. All purchases of Products by Service Provider shall be governed by the terms and conditions set forth in this Agreement and in GE’s General Terms Agreement (GTA), a copy of which is attached hereto as Exhibit I hereto; provided, the sections titled “Required Documents of Proof” and “Purchaser Information/Entitlement” on the cover page of the GTA and Articles II.C., VIII, IX.D. of the GTA shall be of no force and effect. In the event of a conflict or inconsistency between the terms and conditions set forth herein and the terms and conditions of the GTA, the terms and conditions of this Agreement shall prevail (e.g., the Dispute Resolution provisions of Article XVI of this Agreement governs and replaces Article XII of the GTA). Any terms of the Service Supplier’s purchase order form or other documentation, or GE’s order acknowledgment form or other documentation, that are in conflict with or inconsistent with the terms of this Agreement or the terms of the GTA shall be void and of no effect. Orders for Products may be cancelled at any time by Service Provider without penalty if notice of cancellation is received by GE at or outside of Manufacturing Lead Time for such Product.

Section 6.03 Catalog List Price. Unless otherwise agreed by the Parties, GE shall maintain and publish throughout the Term a Spare Parts Price Catalog with list prices for each of the Products. The Steering Committee shall discuss pricing policy and provide input on suggested catalog pricing, however, GE shall retain the sole discretion over final determination of the Catalog List Price for each of the Products. GE shall promptly notify Service Provider of any proposed price reductions. The catalog shall be published annually with new Catalog List Prices typically becoming effective as of November of each year. GE will promptly notify Service Provider if the new Catalog List Prices will become effective on a date other than November 1. The prices of additional or newly established Products will be initially supplied in revisions to parts provisioning data or procurement data, which are issued in accordance with ATA Specification 2000. Such prices may be subject to revision until such time as they are incorporated into the next annual Spare Parts Price Catalog. Additionally, GE reserves the right to correct any pricing error, which may be identified following issuance of the catalog.

Section 6.04 Payment Terms. Payment of the purchase price for Products delivered to Service Provider by GE shall be payable net *** days from the date of invoice. If the date on which a payment is due is not a Business Day, then such payment shall be considered timely if made on the next Business Day. All payments hereunder shall be made in U.S. dollars or such other currency which may be agreed upon and shall be made via wire transfer to the account designated by GE. Any overdue amounts shall bear interest at a rate equal to the lesser of (a) ***% per month or (b) the maximum rate permitted by law.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

If any portion of Service Provider’s account is more than thirty (30) calendar days past due (other than any amounts being disputed in good faith), GE may, at its option, cease all deliveries to Service Provider, ship completed Products in place, refuse to accept new orders, or divert Products already ordered, unless such undisputed past due amounts, including interest payments, are paid in full, or GE is in receipt of an irrevocable letter of credit sufficient to cover all outstanding amounts due confirmed by a United States bank acceptable to GE; or another method of payment has been mutually agreed to by the parties. In addition, in such circumstance of non-payment of undisputed amounts, GE shall be permitted to sell Products directly to Customers and Service Provider shall not be entitled to any commission on such sales until all such undisputed amounts are paid. GE and Service Provider shall negotiate in good faith to resolve any payment disputes, and may refer any such disputes to the Steering Committee.

Section 6.05 Delivery Terms.

(a)	Unless otherwise specified by GE, all deliveries of Products by GE to Service Provider under this Agreement must be made F.O.B. (Incoterms 2000) GEESD’s facility.

(b)	If GE does not deliver Products within sixty (60) days of the scheduled delivery date specified in a Purchase Order accepted by GE and provided such purchase order was placed outside the applicable Manufacturing Lead Time, Service Provider shall have the right to (i) cancel the Purchase Order or (ii) extend the delivery date to a later date, subject however, to the right to cancel the Purchase Order if delivery is not made by the extended date.

(c)	Service Provider must, at its sole cost, arrange for the transport and applicable insurance of Products purchased from GE. If GE agrees to arrange for transport and insurance as agent for Service Provider, Service Provider shall reimburse GE its full costs.

(d)	Service Provider is solely responsible to cause shipments of Products to clear customs at the port of entry or export, including the satisfaction of all documentation requirements (including special documentation requirements that may apply to shipments made to certain foreign customers) and shall pay any applicable customs, duties, import taxes, export costs and the like that may apply.

Section 6.06 Returns Provisions.

(a)	Products with newly issued part numbers and Products that are subject to a reliability campaign will be eligible for return after 24 months of part number change or campaign introduction if and only if (a) GE has determined Service Provider’s stocking level and

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(b) remaining stock exceeds 24 month’s usage. If parts meet these requirements, Service Provider may return all remaining inventory. No restocking charges will apply to such returns.

(b)	Products rendered Obsolete will be entitled to be returned by Service Provider pursuant to this Section 6.06; provided and to the extent that (i) Service Provider acted reasonably in response to any advanced notification from GE relating to such redesign or AD, and (ii) Service Provider acted reasonably in forecasting and stocking any such Products.

(c)	Product defined above as eligible for return must be in “new” condition in the original packaging as supplied by GE and such packaging shall not be damaged, broken or in any way tampered with except for ordinary wear incurred in shipping.

(d)	GE shall promptly issue a credit to Service Provider in an amount equal to the original sale price of such Product from GE to Service Provider for any Product purchased pursuant to this Section 6.06.

Section 6.07 Sale of Common Parts. GE agrees to sell to Service Provider Common Parts at ***. The other terms and conditions set forth in this Article VI (other than Section 6.06) shall apply to the purchase and sale of Common Parts.

ARTICLE VII

WARRANTY ON PRODUCTS

Section 7.01 Warranty. GE agrees that Service Provider shall pass through GE’s standard warranty to all parties that purchase Products from Service Provider, without the Service Provider varying any of its terms or provisions. The form of such standard warranty is set forth on Exhibit J hereto.

Section 7.02 Changes to Warranty. GE shall promptly notify Service Provider of any change to its standard warranty on new Products, but in no case shall such notification be given less than 30 days prior to the effectiveness of such change, or such shorter period as mutually agreed by the Parties. Thereafter, Exhibit J shall automatically be deemed to be amended to include such new form of warranty.

Section 7.03 Warranty Claims Procedure. The Parties agree that any warranty claims made by Customers with respect to Products shall be handled by GE and GE shall determine in its sole discretion the resolution of any such warranty claims. Service Provider agrees that it will direct any

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Customers seeking warranty coverage to GE and to provide GE with any information in Service Provider’s possession reasonably required by GE in connection with the substantiation and disposition of warranty claims, including without limitation any relevant sales data such as the date of sale and the purchase price paid by the Customer. In addition, Service Provider agrees to cooperate with GE on the administration of any resolution or remedy for warranty claims relating to Products, including without limitation by applying credits to Customer’s account, provided GE reimburses Service Provider for such credits in a manner reasonably acceptable to Service Provider. GE shall reimburse Service Provider for any reasonable out-of –pocket expenses incurred by Service Provider in the administration of any such resolution or remedy of warranty claims; provided that any such expenses are previously approved in writing by GE and that GE shall not reimburse Service Provider for any of its administrative expenses relating to such activities.

ARTICLE VIII

OWNERSHIP OF GE DATA

Section 8.01 Ownership of GE Data. All GE Data is, or will be, and shall remain the property of GE. Without GE’s prior written approval (in its sole discretion), GE Data shall not be:

(a)	used by Service Provider other than in connection with providing the services contemplated by this Agreement;

(b)	sold, assigned, leased or otherwise provided to third parties by Service Provider; or

(c)	commercially exploited by or on behalf of Service Provider.

Section 8.02 Assignment of Rights to GE Data. Service Provider hereby irrevocably assigns, transfers and conveys to GE without further consideration all of its right, title, and interest in and to GE Data (as defined herein). Upon request by GE, Service Provider shall execute and deliver any documents that may be necessary or desirable to preserve, or enable GE to enforce, its rights hereunder with respect to the GE Data. For purposes hereof, “GE Data” shall include all sales reports, forecasts, illustrated parts catalogs, service bulletins, repair manuals, and other technical data and other information pertaining to the distribution, marketing and sale of the Products, whether prepared by GE or Service Provider, and all sales and other reports pursuant to Section 4.01(k) above, whether or not such information is Confidential Information as defined in this Agreement. GE Data shall exclude information that is not compiled and reported pursuant to Section 4.01(k), or is not segregated from data regarding other products sold by Service Provider).

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 8.03 Obligations upon Termination. Upon request by GE upon expiration or termination of this Agreement, Service Provider shall:

(a)	promptly return to GE, all of the GE Data; or

(b)	destroy all or any part of the GE Data in Service Provider’s possession to the extent so requested by GE, and certify as to such destruction by a duly authorized President or Vice President of Service Provider.

Section 8.04 Ownership of Other Intellectual Property. Except as noted above, each party shall be the owner of its own data, customer lists, records, and intellectual property.

ARTICLE IX

TERM; TERMINATION

Section 9.01 Term. Unless earlier terminated as herein provided, this Agreement shall commence on the Closing Date and shall continue for as long as either the CF6-50 or CF6-80A engine is operational on an airworthy aircraft (the “Term”).

Section 9.02 Termination. Following the Closing Date, this Agreement may be terminated as follows:

(a) by a Party (the “Aggrieved Party”) upon the failure of the relevant counterparty (the “Defaulting Party”) to cure a Material Breach within sixty (60) days after a written notice of default from the Aggrieved Party (“Default Notice”), unless within sixty (60) days after having received the Default Notice, the Aggrieved or Defaulting Party refers the alleged Material Breach to the dispute resolution process set forth in Sections 16.01(a) and 16.01(b) hereof. If that dispute resolution process is invoked and the relevant Parties are unable to resolve the Dispute with respect to the alleged Material Breach in accordance with the process set forth in Sections 16.01(a) and 16.01(b), then the Aggrieved Party may terminate this Agreement upon twenty (20) days further written notice to the Defaulting Party (the “Termination Notice”), with such Termination Notice given within twenty (20) days following the failure of the officers designated in Section 16.01(b) to resolve to their mutual satisfaction such Dispute with respect to the alleged Material Breach within twenty (20) days of the submission of the Dispute to them. If the Defaulting Party has not referred the alleged Material Breach to the dispute resolution process set forth in Sections 16.01(a) and 16.01(b) within sixty (60) days after having received the Default Notice, then the Aggrieved Party may

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

terminate this Agreement upon twenty (20) days further written notice to the Defaulting Party. Nothing in this paragraph (a) shall prohibit a Party from submitting a dispute relating to the termination of this Agreement to binding arbitration pursuant to Section 16.01(c) and 16.01(d) of this Agreement and recovering full damages in for such termination in accordance with the terms thereof.

(b) by GE in accordance with Section 9.04 hereof (Change in Control of Aviall);

(c) by a Party upon a Bankruptcy Event with respect to a counterparty;

(d) by GE in accordance with Section 2.04 hereof (Exclusive Distribution of OEM Parts); and

(e) by GE in accordance with Section 10.03 hereof (Termination for Failure to Meet ***% On Time Delivery Performance).

Section 9.03 Post Termination Obligations.

(a)	GE Option to Repurchase Products. In the event of a termination of this Agreement caused as the result of a Material Breach by Aviall, GE shall have the option, but not the obligation, to purchase from Service Provider any of the Products remaining in Service Provider’s inventory. The purchase price for any such Products purchased by GE shall be equal to the price at which the Products were originally sold from GE to Service Provider. To exercise this option to purchase any such Products, GE shall notify Service Provider within 10 Business Days after the date of termination of this Agreement which Products (if any) it wishes to purchase. Service Provider shall deliver Products to GE within 10 Business Days after GE has given Service Provider notice of its exercise of the option and the price shall be paid in cash net 30 days or as a credit against any indebtedness then owing by Service Provider to GE at the time of delivery.

(b)	Service Provider Option to Require Repurchase of Products. In the event of a termination of this Agreement caused as the result of a Material Breach by GE, Aviall shall have the option to require GE to purchase all, but not less than all, of the Products remaining in Service Provider’s inventory. The purchase price for any such Products purchased by GE shall be equal to the average price at which the Products were originally sold from GE to Service Provider. To exercise this option to require GE to purchase such Products, Service Provider shall notify GE within 10 Business Days after the date of termination of this Agreement. Service

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Provider shall deliver Products to GE within 10 Business Days after Service Provider has given GE notice of its exercise of the option and the price shall be paid in cash net 30 days or as a credit against any indebtedness then owing by Service Provider to GE at the time of delivery.

(c)	Return of Documents. Upon the termination of this Agreement, Service Provider shall promptly return to GE all GE Data and Confidential Information of GE. Upon the request of GE, Service Provider must furnish GE with copies of all data, reports, documents, drawings and manuals made by Service Provider dealing with or relating solely to the Products, except those which are necessary to complete Service Provider’s performance under any contract that was entered into prior to receiving the notice of termination.

(d)	Customer Lists, Product Lists and Contract Obligations. Upon the termination of this Agreement, Service Provider must furnish GE with (i) a list of Service Provider’s Customers for the Products and their addresses, (ii) a list of the Products in stock, and (iii) copies of Service Provider’s contracts relating to the sale of the Products that have not been fully performed by Service Provider.

(e)	Existing Contracts. Upon the termination of this Agreement for any reason, Service Provider shall use its reasonable business efforts to effect an assignment to GE (or a person designated by GE) of any of Service Provider’s then existing contracts with third parties relating to the sale of the Products that GE elects to have assigned to it. In the event GE elects to not have any of such existing contracts assigned to GE, GE shall continue to sell Products to Service Provider at *** in order to allow Service Provider to meet its contractual requirements to Customers; provided, however, that Service Provider shall use its reasonable commercial efforts to cause the termination of any such contracts upon GE’s request as long as such termination would not result in any material cost or penalty to Service Provider.

(f)	Transition. Upon the expiration or termination of this Agreement and if GE so requests, Service Provider agrees to use its reasonable business efforts to cooperate with GE in the transition to GE’s own internal distribution system for a period not to exceed 180 days, and shall provide such assistance to GE as is reasonably requested by GE including, without limitation, by continuing to sell the Products and service and support Customers in good faith until such time as GE is prepared to sell the Products directly. For the avoidance of doubt, Service Provider’s obligations under this paragraph only extend to GE, and in no event shall Service Provider be required to perform any such obligations for or on behalf of another third party.

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 9.04 Change in Control of Aviall.

(a)	Notice of Change of Control. Aviall shall notify GE in writing as soon as reasonably practicable after it becomes aware of any actual or threatened Change of Control. In its notice to GE of a Change of Control, Aviall shall provide a description, to the best of its knowledge, of the transaction and the counterparty or counterparties to such transaction.

(b)	Information and Assurances on Change of Control. Aviall shall provide GE with all information readily available to Aviall that is reasonably requested by GE with respect to any Change of Control, including in particular but without limitation, information relating to the third party instigating such Change of Control. The Parties shall meet within 10 days of the date that Aviall notifies GE of the Change of Control (the “Change of Control Meeting”) to discuss the consequences thereof. If:

(i) The Change of Control results in the Control of Service Provider or Parent being acquired by a Competing Entity; or

(ii) GE determines in good faith and in its reasonable discretion, after making a diligent examination of all relevant facts and circumstances, that the Change of Control has resulted in the Control of Service Provider or Parent being acquired by an Incapable Entity, then in either case, GE shall have the right to terminate this Agreement by providing Service Provider with written notice of termination within 20 days of the Change of Control Meeting and at least 120 days prior to the termination date specified in such notice.

(c)	Proprietary Information Assurances on Change of Ownership not Involving Control. If a Change of Ownership does not result in a Change of Control but does result in a third party that is a Competing Entity being the Beneficial Owner of 5% or more of the voting securities of Service Provider or Parent, then Aviall shall use reasonable efforts to institute any appropriate safeguards that are reasonably necessary to protect against unauthorized, accidental or other disclosure of GE’s Confidential Information to such Competing Entity. GE shall have the right to conduct audits, at GE’s expense, to review Aviall’s utilization of such safeguards; provided that such

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

audits shall not unreasonably interfere with Aviall’s business activities. Such audits of general compliance may be conducted by GE no more than once a year. In addition, GE may conduct an audit at any other time (without regard to this one-year limitation) at which GE has a good faith concern regarding the safeguarding by Aviall of GE’s Confidential Information. Any such audits similarly will be conducted at GE’s expense and in an manner to not unreasonably interfere with Aviall’s business activities. GE may refer any issues discovered during such audits to the Steering Committee.

ARTICLE X

ON TIME DELIVERY PERFORMANCE

Section 10.01 On Time Delivery Performance. Within six months of the Commencement Date, Service Provider agrees to institute a program to achieve an On Time Delivery Performance of at least ***%. Service Provider further agrees to use commercially reasonable efforts to institute a program to achieve an On Time Delivery Performance of at least ***% by the second anniversary of the Commencement Date, or as soon as possible thereafter. Service Provider shall maintain and provide to the GE on a monthly basis performance statistics showing Customers’ requested delivery date and Service Provider’s actual ship date, and Service Provider shall maintain records of actual delivery performance for GE’s periodic review in order to calculate and confirm Service Provider’s On Time Delivery Performance.

Section 10.02 Corrective Action. Upon becoming aware of the On Time Delivery Performance falling below ***%, Service Provider shall promptly (1) identify the cause of such failure, and (2) provide GE with a report detailing the cause of, and expected procedure for correcting, such failure. The notice detailing the cause and recommended correction of any performance failure will be deemed Confidential Information of the parties. The Steering Committee shall monitor and review Service Provider’s progress under the corrective action plan at each of its meetings until the On Time Delivery Performance returns to or above ***%.

Section 10.03 Termination for Failure to Meet ***% On Time Delivery Performance. Beginning ninety (90) days after the Commencement Date, in the event the On Time Delivery Performance falls below ***% on a rolling *** month basis, Service Provider shall have *** days (or such other time period as mutually agreed by the Parties) from the date that the On Time Delivery Performance falls below ***% to correct the deficiency; provided, however, that any On Time Delivery failures caused by GE’s failure to deliver to Service

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Provider Products on the date specified in Service Provider’s purchase order as long as such date is at or beyond Manufacturing Lead Times shall be excluded from the calculation of for purposes of determining whether Service Provider is meeting the ***% On Time Delivery Performance pursuant to this Section 10.03. If, after the first *** day period, the On Time Delivery Performance is not at or above ***%, Service Provider shall have an additional *** days to bring the On Time Delivery Performance to ***%. Failure to have brought the On Time Delivery Performance to ***% or higher after the second *** day period shall then be a Material Breach of the Agreement and be the basis for immediate termination for cause (i.e., without any further notice period or action under Article XVI hereof).

Section 10.04 Adjustment of On Time Delivery Performance. The Steering Committee shall review Service Provider’s On Time Delivery Performance at least quarterly during the Term, and shall call attention to any failures in performance or opportunities to improve performance. In addition, either Party may, at any time upon notice to the other Party, initiate negotiations to review and, upon mutual agreement of the Parties, adjust the On Time Delivery Performance requirements set forth in this Article X which a party in good faith believes is inappropriate because of a fundamental change in circumstances; provided that no such change shall take effect unless and until agreed in writing.

Section 10.05 Continuous Improvement and Best Practices. Each party shall, on a continuing basis, as part of its total quality management process, identify ways to improve its performance and apply best business practice (including improvements in available technology) to achieve such performance improvements.

ARTICLE XI

MARKS AND PROPRIETARY RIGHTS

Section 11.01 Marks and Proprietary Rights.

(a)	The Service Provider acknowledges GE’s exclusive ownership of GE’s trade names, service marks and trademarks, and all logos and derivations thereof, and all names and marks licensed to GE (collectively, the “Marks”).

(b)	Any proposed use of the Marks in connection with the activities contemplated under this Agreement shall require the prior written authorization of GE, which may be given or withheld on a case-by-case basis in GE’s discretion. If permission to use the Marks is granted, the Service Provider shall strictly adhere to all instructions, limitations and restrictions placed upon such use, and shall take any necessary steps to protect the Marks

CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY AVIALL, INC. FOR CERTAIN PORTIONS OF THIS DOCUMENT. CONFIDENTIAL PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS DOCUMENT WITH “***”.

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General Electric Company

in each jurisdiction of use. The Service Provider further agrees to cease use of the Marks or otherwise restrict use of materials bearing the Marks whenever so instructed by GE except as noted below. No action taken or approval given pursuant to the foregoing shall in any way create any express or implied rights in or license in favor of the Service Provider with respect to the Marks. The Service Provider shall cooperate to the fullest extent possible with GE to take such action as GE, in its sole discretion, may consider necessary to protect the Marks.

(c)	Upon termination of this Agreement, the Service Provider shall cease using all Marks and Mark-bearing stationery, business cards, sales literature and the like, except as appropriate to dispose of Products then in Service Provider’s inventory and any reference in Service Provider’s previously published catalogues. Thereafter, the Service Provider shall no longer use any of the Marks, except as permitted by law.

ARTICLE XII

LIMITATION OF LIABILITY; INDEMNIFICATION

Section 12.01 Limitation of Liability ; Indemnification.

(a)	With regard to claims between the parties, neither party shall be liable to the other for any incidental, special, consequential, punitive or exemplary damages arising out of any obligation, breach act or omission in connection with the performance of the agreement, regardless of whether the claim is for breach of contract, breach warranty, tort (including negligence), strict liability, or otherwise.

(b)	With regard to claims from third parties, GE shall hold Service Provider harmless and indemnify it from and against any and all claims, losses, costs, damages and expenses (including reasonable attorney’s fees) of any kind which Service Provider may suffer as a result of any loss to the person or property of third party arising directly or indirectly from use of a Product; provided, however, that GE shall have no such obligation to indemnify or hold Service Provider harmless from any matters covered by Service Provider’s indemnity below.

(c)	Service Provider shall hold GE harmless and indemnify it from and against any and all claims, losses, costs, damages and expenses (including reasonable attorney’s fees) of any kind which GE may suffer as a result of any loss to the person or property of a third person arising directly or indirectly from the wrongful or negligent action or inaction of Service Provider, or any other third party acting on Service Provider’s behalf or under its

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General Electric Company

direction with regard to the Products; provided however, that the Service Provider shall have no such obligation to indemnify or hold GE harmless from any matters covered by GE’s indemnity above.

Section 12.02 Intellectual Property Indemnification.

(a)	GE shall, at its own expense, defend any suit instituted against Service Provider or its Customers which is based on an allegation that any Product manufactured by GE and sold to Service Provider hereunder constitutes an infringement of any (i) patent of the United States or any other country that is signatory to Article 27 of the Convention on International Civil Aviation signed by the United States at Chicago on December 7, 1944, in which Customers are authorized to operate, (ii) copyright, (iii) trademark or (iv) trade secret of any third party and shall indemnify Service Provider against any award of damages and costs made against Service Provider by a final judgment of a court of last resort if it is determined therein that any such Product constitutes such infringement, provided that Service Provider (i) gives GE timely notice in writing of any notice or claims of infringement, (ii) permits GE through GE’s counsel to defend the same, and (iii) gives GE all available information, assistance and authority to enable GE to assume such defense. GE shall have control of the defense of any such suit, including appeals from any judgment therein and any negotiations for the settlement or compromise thereof with full authority to enter into a binding settlement or compromise. GE shall not be obligated to participate in any settlement made without GE’s explicit consent.

(b)	In the event that any Product is held to infringe and its use is enjoined, GE shall, at its option and expense, either (i) procure for Service Provider and its Customers the rights to have used, and to continue using, such Product, (ii) provide the necessary parts and documentation to replace or modify such Product so that it no longer infringes, or (iii) grant Service Provider or its Customers as applicable a credit for such Product upon its return to GE. In the event that GE shall opt for either (ii) or (iii) above, GE shall continue to be obligated to defend and indemnify Service Provider and its Customers for all prior use of such infringing Product, prior to such option being implemented. GE shall not be responsible to Service Provider or its Customers for incidental or consequential damage, including, but not limited to, costs, expenses, liabilities and loss of profits resulting from loss of use.

(c)	Notwithstanding the above, GE shall have no liability whatsoever to Service Provider with respect to any patent infringement or claim thereof which is based upon or arises out of (i) the use of any Product in combination with an apparatus or device not manufactured or supplied by GE, if such combination causes the infringement, (ii) the

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General Electric Company

use of any Product in a manner for which it was neither designed nor contemplated, or (iii) any modification of any Product by Service Provider or any third party acting on Service Provider’s behalf which causes the Product to become infringing.

(d)	The obligations recited in this Section 12.02 shall constitute the sole and exclusive remedies of Service Provider and the sole and exclusive liability of GE for actual and alleged patent or copyright infringement.

ARTICLE XIII

CONFIDENTIALITY

Section 13.01 Confidentiality.

(a)	General Obligations. All Confidential Information relating to or obtained from GE or Service Provider shall be held in confidence by the recipient to the same extent and in at least the same manner as the recipient protects its own confidential or proprietary information, but in no event shall the recipient exercise less than reasonable care. Except as otherwise provided in this Article XIII, neither GE nor Service Provider shall disclose, publish, release, transfer or otherwise make available Confidential Information of, or obtained from, the other in any form to, or for the use or benefit of, any person or entity without the disclosing party’s prior written consent.

Each of GE and Service Provider shall, however, be permitted to disclose relevant aspects of the other’s Confidential Information to its officers, directors, partners, agents, professional advisors, lenders, contractors, subcontractors and employees and to the officers, directors, partners, agents, professional advisors, contractors, subcontractors and employees of its Affiliates, (to the extent that such disclosure is not otherwise restricted under any contract, license, consent, permit, approval or authorization granted pursuant to applicable law, rule or regulation, and only to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement (or the determination or preservation of its rights under the Agreement)); provided, however, that the recipient shall take all reasonable measures to ensure that Confidential Information of the disclosing party is not disclosed or duplicated in contravention of the provisions of this Agreement by such officers, directors, partners, agents, professional advisors, contractors, subcontractors and employees.

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General Electric Company

If either party intends to disclose any Confidential Information in connection with any claim or action to determine or preserve its rights under this Agreement, then that party will give prior notice to the other party and take such reasonable actions as may be specified by the other party to obtain a protective order or cause the Confidential Information to be filed under seal (or give the other party an opportunity to obtain a protective order).

The obligations in this Section shall not restrict any disclosure pursuant to any applicable law or by order of any court or government agency (provided that the recipient shall give prompt notice to the disclosing party of such order, shall disclose only such Confidential Information as the recipient is required to disclose under the applicable law or order, and shall take such reasonable actions as may be specified by the disclosing party to resist providing such access or to obtain a protective order) and shall not apply with respect to information that (1) is independently developed by the recipient without violating the disclosing party’s proprietary rights, (2) is or becomes publicly known (other than through unauthorized disclosure by the receiving party), (3) is already known by the recipient at the time of disclosure without any obligation of confidentiality to the disclosing party, or (4) is disclosed to a party by a third person which the recipient reasonably believes has legitimate possession thereof and the unrestricted right to make such disclosure.

(b)	Unauthorized Acts. Without limiting either party’s rights in respect of a breach of this Section, each party shall:

(1)	promptly notify the other party of any unauthorized possession, use or knowledge, or attempt thereof, of the other party’s Confidential Information by any person or entity that may become known to such party;

(2)	promptly furnish to the other party the details of the unauthorized possession, use or knowledge, or attempt thereof, known by such party and assist the other party in investigating or preventing the recurrence of any unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information;

(3)	cooperate with the other party in any litigation and investigation against third parties deemed necessary by the other party to protect its proprietary rights; and

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(4)	promptly use its commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or knowledge, or attempt thereof, of Confidential Information.

Each party shall bear the cost it incurs as a result of compliance with this Section.

(c)	Confidential Information. For purposes of this Agreement, “Confidential Information” of a party shall mean all information and documentation of such Party (or its Affiliates), whether disclosed to or accessed by the other Party (or its Affiliates) in connection with the activities contemplated by this Agreement that has been marked as “Proprietary” or “Confidential” or bears some other proprietary designation, or if disclosed orally or visually, has been designated by a party as confidential when disclosed and subsequently confirmed in a letter or other written statement or summary made to the other party within thirty (30) days of such disclosure, and shall include, without limitation:

(1)	information concerning business plans,

(2)	financial information,

(3)	information concerning operations and the results of operations,

(4)	pricing information and marketing strategies,

(5)	information that a party is legally obligated not to disclose,

(6)	information that qualifies as a trade secret under applicable law,

(7)	patents, unpatented inventions and information regarding product development and improvements,

(8)	engine and parts specifications, drawings, illustrated parts catalogs, and service bulletins, and

(9)	material and performance specifications.

(d)	SEC and Stock Exchange Disclosure.

(i) Notwithstanding anything to the contrary contained in this ARTICLE XIII, GE hereby acknowledges that Service Provider, in connection with the transactions

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

contemplated by this Agreement, has concluded that it will be required to (i) file with the United States Securities and Exchange Commission (“SEC”) a Current Report on Form 8-K (the “8-K”) describing the transactions contemplated by this Agreement, and (ii) publicly announce the entry into this Agreement and the transactions contemplated hereby pursuant to the rules of The New York Stock Exchange, Inc. (“NYSE”) and the SEC. GE further acknowledges that Service Provider has determined that the 8-K will require the filing of a copy of this Agreement as an exhibit thereto (either with the 8-K as initially filed, or in a subsequent amendment thereto). GE hereby consents to the filing of the 8-K and the issuance of the press release by Service Provider; provided, however, that Service Provider is advised by legal counsel that such filing and announcement are required to comply with applicable law or rules and regulations of the SEC or NYSE; and provided, further, that in connection with both the 8-K and the press release, and any amendments thereto, Service Provider complies with the provisions of Section 17.14 hereof. GE shall also comply with the provisions of Section 17.14 hereof in connection with any press release or other public announcement or filing made by GE concerning the transactions contemplated by this Agreement. Service Provider shall provide GE with advance written notice of the content of any disclosure proposed to be made pursuant to this Section 13.01(d) as soon as reasonably practicable. Service Provider will use reasonable efforts to request confidential treatment of information contained in any documents including this Agreement filed with the SEC in accordance with this Section 13.01(d) to the extent permitted by SEC rules or regulations of the SEC. Service Provider will afford GE the same rights with respect to any such confidential treatment request as is provided with respect to public statements pursuant to Section 17.14 hereof.

(ii) Service Provider acknowledges that GE has concluded that it will not be required to file a Current Report on Form 8-K with the SEC in connection with the transactions contemplated by this Agreement or publicly announce the entry into this Agreement pursuant to the rules of the NYSE.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

ARTICLE XIV

COMPLIANCE WITH LAWS

Section 14.01. Compliance with Laws including Foreign Corrupt Practices Act and Export Laws.

(a)	Service Provider represents and warrants that it will comply with all laws applicable in the Territory relating to the conduct of its business practices, including those that may prohibit gratuities, inducements, or certain other payments. Service Provider acknowledges that GE may be subject to certain United States laws, including the Foreign Corrupt Practices Act of 1977 and any of its amendments, which may apply to activities carried out on GE’s behalf outside the United States of America.

(b)	Service Provider agrees neither to take nor omit to take any action if such act or omission might cause GE or the Service Provider to be in violation of any such laws. Upon written notice from GE, Service Provider shall provide such information as GE may reasonably consider necessary to verify compliance by Service Provider with the provisions of this Section.

(c)	Service Provider may not enter into any contract or other arrangement or sell any Products to any third party if so doing would cause GE to be in violation of any applicable laws, including, without limitation, U.S. laws and regulations prohibiting exports to certain countries. GE may not enter into any contract or other arrangement or sell any Product to any third party where Service Provider shall be required to deliver Products on behalf of GE if so doing would cause the Service Provider to be in violation of any applicable laws, including without limitation, US laws and regulations prohibiting export to certain countries.

(d)	Service Provider shall indemnify GE against any penalties, losses or damages (including legal fees, penalties and costs of investigation) which GE may incur because of a breach of its obligations under this Section.

(e)	In those circumstances where Service Provider is providing goods or services without charge to third parties or where Service Provider is compensated by GE for providing such goods or services, including but not limited to, support of GE’s, warranty return and, product recall programs, GE agrees that:

(1)	the Service Provider may be subject to certain United States and foreign laws, including but not limited to the Foreign Corrupt

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General Electric Company

Practices Act of 1977 and any of its amendments, which may apply to activities carried out by Service Provider in connection with Service Provider’s providing goods or services pursuant to the agreements described in Section (d) above. GE agrees neither to take nor omit to take any action if such act or omission might cause the Service Provider or GE to be in violation of any such laws. Upon written notice from Service Provider, GE shall provide such information as Service Provider may reasonably consider necessary to verify compliance by GE with the provisions of this Section; and

(2)	GE shall indemnify the Service Provider against any penalties, losses or damages (including legal fees, penalties and costs of investigation) which the Service Provider may incur because of a breach of GE’s obligations or representations under this Section.

(f)	Service Provider agrees that it will maintain compliance in all material respects with its internal policies and procedures relating to compliance with export control laws, including without limitation its Standard Procedure PA-16 (Standard Procedure for Setting Up New Accounts and Maintaining Accounts in Lawson (Non-Government), Standard Procedure PB-01 ((Standard Procedure for Receiving / Quoting Customer Orders), and Standard Procedure PD-20 (Standard Procedure for Verifying Export License & Pick Ticket Data and Updating Export License Spreadsheet), as such policies and procedures are revised or replaced from time to time. Service Provider shall revise and maintain its policies and procedures periodically and shall use reasonable efforts to consider any suggested changes from GE when making any revisions to such policies and procedures. Upon GE’s request, Service Provider shall provide GE a copy of its applicable policies and any records, audits or other documents reasonably requested by GE that Service Provider has in its possession to confirm Service Provider’s compliance with this Section 14.01(f), and GE shall have the right to conduct audits, at GE’s expense, to review Service Provider’s compliance with this Section 14.01(f); provided that such audits shall not unreasonably interfere with Service Provider’s business activities and may be conducted by GE no more than once a year.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

ARTICLE XV

STEERING COMMITTEE

Section 15.01 Steering Committee.

(a)	The parties shall establish and maintain throughout the Term of this Agreement a committee (the “Steering Committee”) to oversee the implementation and operation of this Agreement. The Steering Committee shall consist of six natural Persons. Aviall shall be entitled to appoint three members of the Steering Committee and GE shall be entitled to appoint three members of the Steering Committee. The initial members of the Steering Committee appointed by Aviall shall be the Senior Managing Director of Engine Programs, Director of GE Engine Program and Director of Procurement of Aviall, and the initial members of the Steering Committee appointed by GE shall be the Spares General Manager, Spares Customer and Fulfillment Leader and CF6 Platform representative of GE. Aviall shall be entitled to remove and replace at any time, at the sole discretion of Aviall, one or more of the members of the Steering Committee appointed by Aviall and GE shall be entitled to remove and replace at any time, at the sole discretion of GE, one or more of the members of the Steering Committee appointed by GE.

(b)	The Steering Committee shall oversee the implementation and operation of this Agreement with the purpose of ensuring that each Party’s relevant interests, as summarized in the Recitals to this Agreement, have and are being addressed in a satisfactory manner consistent with the broad principles of cooperation underlying the execution of this Agreement. If and to the extent the Steering Committee determines that such relevant interests are not being addressed in a fully satisfactory manner as contemplated herein, then they will attempt to agree on what action, if any, is required in view of their joint determination. Without limiting the foregoing, the Steering Committee shall meet to:

(i)	Review and discuss the following items as it pertains to Product support:

A. Catalog List prices

B. Catalog Lead Times

C. Manufacturing Lead Times

(ii)	Payment Issues (Past Due, Credit Holds, etc)

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(iii)	Discuss pertinent Customer Information

A. Input from Customers relating to the Products and other GE Engines

B. Discuss Customer Service issues and opportunities

C. Review Potential Customers not yet approved by GE

D. Administration of Special Customer Agreements

(iv)	Marketing & Sales Information

A. Evaluate and discuss market status and strategy

B. Evaluate and discuss sales opportunities

C. Market intelligence and competitive information for GE Engines

(v)	Review Six Sigma training and projects

(vi)	Discuss and review new business plans or Fleet Programs

(vii)	Configuration Management

A. Product Control Board Decisions

B. Airworthiness Directives

(viii)	Discuss any required IT infrastructure and changes

(ix)	Metrics

A. Delivery Performance

B. Material Delinquencies

C. Other Metrics

(x)	Compliance Issues

A. Blacklisted Countries

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 15.02 Meetings of the Steering Committee. Unless otherwise agreed by the Parties, through their representatives on the Steering Committee, until the first anniversary of the Commencement Date, the Steering Committee shall meet monthly at a mutually agreed date and location to review the Parties’ performance under this Agreement. Following the first anniversary of the Commencement Date, the Steering Committee shall meet as agreed upon by the Parties, through their representatives on the Steering Committee, but in no event shall the Steering Committee meet less than quarterly.

ARTICLE XVI

DISPUTE RESOLTION

Section 16.01 Dispute Resolution. In the event of a dispute arising out of or relating to this Agreement, including the existence and resolution of an alleged Material Breach (a “Dispute”), the Parties will endeavor in good faith to mutually resolve on a commercially reasonable basis such Dispute. Any Dispute that cannot be so finally resolved may be exclusively referred by any Party and to the exclusion of any competent court to binding arbitration in accordance with the following procedures:

(a) The Parties, through their representatives on the Steering Committee, shall negotiate in good faith for a period of thirty (30) days in an effort to resolve the Dispute. If such negotiations by the Parties are not successful, either Party shall have the right and option to notify the other Party that the provisions of this Section 16.01(a) shall be invoked (the “Dispute Notice”). The Dispute Notice and the other Party’s response each shall include a statement of the applicable Party’s position and a summary of the reasons supporting that Party’s position. If a Dispute Notice is given, then within ten (10) days thereafter the Parties shall submit the Dispute in the first instance to the President and Chief Executive Officer of GE Engine Services, Inc., on behalf of GE, and the Chief Operating Officer of Service Provider, on behalf of Aviall, for their review and resolution in such manner as they deem necessary or appropriate. The Parties will be bound by any resolution reached by the officers to whom such matter is submitted in the first instance in accordance with this Section 16.01(a).

(b) If the Dispute cannot be resolved pursuant to the procedures set forth in Section 16.01(a) within thirty (30) days of the submission of such Dispute to the designated officers of the Parties in the first instance, then either Party to the Dispute may choose to refer the Dispute in the second instance to the President & Chief Executive Officer of the GE Transportation business group of General Electric Company, on behalf of GE, and to the CEO of Parent, on behalf of Aviall, for their review and resolution in such manner as they deem necessary or appropriate. Any such referral must be made within ten (10) days following the failure of the officers in the first instance to resolve the Dispute within thirty (30) days. The Parties will be bound by any resolution reached by the officers to whom such matter is submitted in the second instance in accordance with this Section 16.01(b).

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(c) If the subject matter of the Dispute is referred by a Party to the designated officers in the second instance and such officers do not resolve the Dispute pursuant to the procedures set forth in Section 16.01(b) within twenty (20) days of the submission of such Dispute to the designated officers in the second instance, then either Party to the Dispute may choose to refer the Dispute to binding arbitration which shall be conducted in accordance with the procedures set forth in Section 16.01(d) below. For the avoidance of doubt, while the referral of a Dispute which is not resolved in the first instance in accordance with the procedures set forth in Section 16.01(a) to the officers in the second instance is optional, an unresolved Dispute may not be referred by a Party to binding arbitration until and unless the Parties have first attempted to resolve such Dispute by referring such Dispute to the designated officers in the second instance.

(d) Upon the failure to resolve the Dispute at the second instance in accordance with the procedures set forth in Section 16.01(b) above, the unresolved Dispute may be referred by either Party to the Dispute to binding arbitration, as follows. The Dispute, if referred by either Party to arbitration, shall be fully and finally resolved under the Arbitration Rules of the American Arbitration Association (“AAA”) which are in effect as of the date of this Agreement (the “Rules”). The arbitral tribunal shall be composed of three (3) arbitrators. Each Party shall appoint one (1) arbitrator, and the two (2) arbitrators thus appointed shall appoint the third arbitrator. Each Party will appoint its arbitrator in the exercise of that Party’s sole discretion, but each Party will consider as a relevant factor their nominee’s knowledge and experience in the civil aerospace industry. If a Party fails to appoint its arbitrator within fifteen (15) days after the other Party has appointed its arbitrator, or if the two (2) arbitrators cannot agree on the third arbitrator within a period of twenty (20) days after appointment of the second arbitrator, then the arbitrator of the failing Party and/or the third arbitrator shall be appointed by AAA, in which case the Parties will jointly request that AAA make the appointment(s) in the shortest possible period of time. The arbitration shall take place in New York, New York, unless the Parties otherwise agree. The arbitration shall be conducted in the English language and the opinion shall be rendered in English. To the extent there arises a procedural issue regarding the conduct of the arbitration that is not expressly addressed in the Rules then the arbitration tribunal, acting reasonably and in good faith, will resolve such procedural issue in the manner they determine is most consistent with the Rules and in making that decision the arbitrators may refer to the UNCITRAL Rules of Commercial Arbitration. The arbitration award may be presented and enforced by any Party thereto in any court of competent jurisdiction. The prevailing Party in any such arbitration or enforcement proceeding shall be entitled to recover from the other Party or Parties (as part of the arbitral or court award or order) its reasonable attorneys’ fees.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

(e) The Parties agree: (i) that, except to the extent expressly set forth in this Agreement, the arbitrators shall have no authority to award punitive, consequential, or other damages beyond the prevailing Party’s actual damages (other than reasonable attorneys’ fees and other costs of arbitration); (ii) to be bound by any arbitral award or order resulting from any arbitration conducted thereunder and that any such award or order shall be a reasoned award, shall be in writing, shall specify the factual and legal basis for the award, and shall be final and binding; (iii) not to commence, procure, participate in, or otherwise be involved in any action or proceedings that might result in any judgment, injunction, order, or decision of any court concerning a Dispute (except for initiating actions to obtain a judgment granting, recognizing or enforcing an interim, interlocutory, or other provisional relief in any court having jurisdiction, but only on the ground that the award to which the applicant may be entitled may be rendered ineffectual without such provisional relief, as specified in Section 16.02 (b) below); (iv) that any monetary award shall be made and payable in U.S. Dollars, through a bank selected by the recipient of the award, together with interest thereon at a monthly rate equal to 1% of the unpaid balance from the date the award is granted to the date it is paid in full; and (v) that judgment on any arbitral award or order resulting from an arbitration conducted under this Article XVI may be entered in any court in New York or elsewhere having jurisdiction thereof or having jurisdiction over any of the relevant Parties or any of their assets.

(f) The Parties hereby consent to a single, consolidated arbitration proceeding of multiple claims and Disputes.

Section 16.02 Exclusivity.

(a) The dispute resolution process set forth in this Article XVI shall be the exclusive remedy of the Parties with respect to any and all Disputes.

(b) Notwithstanding the foregoing, any Party may at any time, without inconsistency with this Article XVI, seek from a court of competent jurisdiction any equitable, interim, or provisional relief to avoid irreparable harm, injury, or damage. For the avoidance of doubt, the parties confirm that they will only seek such relief (i) to the extent strictly necessary under Section 16.01 (e) (iii) above in anticipation of arbitration as contemplated in Sections 16.01 (d) and (e), (ii) for the period of time necessary for the arbitration tribunal to consider and decide on such relief and (iii) without prejudice to the decision by the arbitration tribunal on such relief or any other matters presented to it. Furthermore, the Parties confirm that in the event that any such relief is awarded, (i) they or either of them will submit the Dispute to arbitration in accordance with subsections (d) and (e) of Section 16.01 by a Request for Arbitration issued within thirty (30) days after the award (where this 30-day period will be deemed to meet the requirements of Sections 16.01 (a) through (c), and (ii) they will use their best efforts to procure that in the shortest possible period of time the arbitration tribunal is appointed and considers and decides on the relief award.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 16.03. Waiver of Immunity. The Parties confirm that all of the transactions contemplated by this Agreement shall constitute and shall be deemed to constitute commercial activities. To the extent that a Party now or in the future may be entitled in any jurisdiction whatsoever to claim or permit to be claimed for itself or any of its agencies, instrumentalities, properties, or assets, immunity to which it or its assets or property may be entitled on the basis of state ownership or control of such Party’s assets or shares, or as arising from an act of state or sovereignty, from suit, execution, setoff, attachment, or other legal process of any nature whatsoever, that Party hereby expressly and irrevocably waives such immunity and hereby agrees not to claim or to permit to be claimed on its behalf or on behalf of its agencies or instrumentalities any such immunity. Without limiting the foregoing, each Party hereby expressly waives any right to claim immunity under the laws of the United States or any similar law in any other jurisdiction in the world. The waiver contained in this Section 16.03 shall be deemed to be made and repeated as if advanced as an express waiver in each instance of every claim asserted under this Agreement.

ARTICLE XVII

MISCELLANEOUS

Section 17.01 No Partnership or Joint Venture: Independent Contractor. The parties hereto intend by this Agreement solely to effect the appointment of the Service Provider as an independent contractor with GE for the marketing of the Products as a Service Provider of GE in the Territory. No other relationship is intended to be created between the parties hereto. Nothing in this Agreement shall be construed as (a) giving the Service Provider any rights as a partner in or owner of the business of GE, (b) giving GE any rights as a partner in or owner of the business of the Service Provider, (c) giving Service Provider any expertise to determine use or application of Products, (d) entitling the Service Provider to control in any manner the conduct of GE’s business or (e) entitling GE to control in any manner the conduct of the Service Provider’s business. The Service Provider shall not have, nor shall it represent itself as having, the power to make any contracts or commitments in the name of or binding upon GE, except as noted in Section 7.01 above.

Section 17.02 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement shall bear its own expenses including, without limitation, rent, travel, entertainment, secretarial or other office expense, postage, telephone and other communications costs.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 17.03 Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given (a) when delivered in person at the time of such delivery or by telecopy with confirmed receipt of transmission at the date and time indicated on such receipt or (b) when received if given by an internationally recognized express courier service as follows:

If to GE:

General Electric Company

One Neumann Way, MD

Cincinnati, Ohio 45215

Attention: President, GE Engine Services

with copy to:

General Electric Company

One Neumann Way, MD F125

Cincinnati, Ohio 45215

Attention: General Counsel, GE Engine Services

If to the Service Provider:

Aviall Services, Inc.

P. O. Box 619048

Dallas, Texas 75261-9048

Attention: President, Chairman and Chief Executive Officer of Aviall, Inc.,

      President of Aviall Services, Inc.,

      and General Counsel of Aviall, Inc.

or at such other respective addresses or addressees as may be designated by notice given in accordance with the provisions of this Section 17.03.

Section 17.04. Force Majeure. Neither party hereto shall be responsible or liable in any way for its failure to perform its obligations hereunder, other than for payment of money, if such failure to perform is beyond the control of GE or the Service Provider, whether caused by acts of God, unavailability or shortages of raw materials from usual sources of supply or unavailability or shortages of energy necessary to produce and/or deliver the Products by usual modes of transportation, fire, flood, war, embargo, strikes, labor disputes, explosions, riots, or laws, rules, regulations, restrictions and orders of any governmental authority to which such entity is subject, or any cause, other than financial, beyond the reasonable control of the affected party. Such failure shall not terminate this Agreement, but the obligations of the affected party shall be suspended during the period when performance is so suspended, unless such period exists beyond a period of one hundred and twenty (120) days, in which event either party shall have the right at any time

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

thereafter during such force majeure to terminate this Agreement upon written notice to the other party without further obligation or liability. The party so prevented from complying with its obligations hereunder shall immediately notify and keep the other party from time to time apprised thereof, and such party so prevented shall use reasonable efforts to remove or overcome the cause of such inability to comply with its obligations under this Agreement. Nothing herein shall be construed to require the settlement of strikes, lockouts, or other labor difficulty by the party involved contrary to its wishes.

Section 17.05 Effect of Termination. In the event of the termination of this Agreement, and subject to recovery provided by an arbitrator pursuant to the Dispute Resolution provisions hereof, all rights and obligations of the parties hereunder shall cease and terminate, except as to the payment of any sum or sums owed to either party as of the date of termination, except GE’s obligation to fill Service Provider’s purchase orders which GE has accepted and except as to the provisions of Articles III, VII, VIII, IX, XI, XII, XIII, XIV, XVI, and XVII hereof, all of which shall survive the termination of this Agreement.

Section 17.06 ENTIRE AGREEMENT. THIS AGREEMENT, INCLUDING EXHIBITS A THROUGH J ATTACHED HERETO AND INCORPORATED AS AN INTEGRAL PART OF THIS AGREEMENT, AS WELL AS THE SIDE LETTER AGREEMENTS DATED THE DATE HEREOF, CONSTITUTES THE ENTIRE AGREEMENT OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PREVIOUS SERVICE PROVIDERSHIP AGREEMENTS BY AND BETWEEN GE AND SERVICE PROVIDER AS WELL AS ALL PROPOSALS, ORAL OR WRITTEN, AND ALL NEGOTIATIONS, CONVERSATIONS OR DISCUSSIONS HERETOFORE HAD BETWEEN THE PARTIES RELATED TO THIS AGREEMENT.

Section 17.07 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable therein, without giving effect to the conflicts of laws principles thereof.

Section 17.08 Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any such amendment, waiver, change, modification, consent or discharge is sought.

Section 17.9 Severability. The invalidity of any provision of this Agreement, or portion thereof, shall not affect the validity of the remainder of such provision or of the remaining provisions of this Agreement.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 17.10 Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 17.11 Assignability. This Agreement may not be assigned or transferred by a Party without the prior written consent of the other Party as relevant, provided that, no Party shall be required to obtain the other Party’s consent for an assignment of this Agreement, in whole or in part, to a wholly-owned subsidiary or a controlled Affiliate of the assigning Party. In the event of a permitted assignment hereunder, the assigning Party shall, at the election of the non-assigning Party, provide a guarantee in respect of the relevant assignee, in form and substance satisfactory to the non-assigning Party which approval shall not be unreasonably withheld or delayed.

Section 17.12 Non-Waiver. Failure, delay or forbearance of either party to insist on strict performance of the terms and provisions of this Agreement, or to exercise any and or remedy, shall not be construed as a waiver thereof and shall not waive subsequent strict performance by a party.

Section 17.13 Further Assurances. Each Party will use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or desirable under Applicable Law and otherwise to consummate the transactions contemplated by this Agreement and to refrain from taking any action that would prevent or delay the consummation of such transactions. Each Party will execute and deliver such other documents, certificates, agreements and other writings and take such other actions as may be reasonable and necessary or desirable in order to consummate by it the transactions contemplated by this Agreement.

Section 17.14 Public Statements. Each Party will consult with the other Party or Parties, as the case may be, before issuing any press release or making any public statement (including, without limitation, the filing with the SEC of the 8-K referred to in Section 13.01(d) of this Agreement) with respect to the transactions contemplated by this Agreement and will not issue any such press release or make any such public statement without the prior written consent of the other Party or Parties, as the case may be; provided, however, that, in the event that any such press release or SEC filing is required to be made by Applicable Law, each Party shall use their reasonable best efforts to promptly provide their respective prior written consent as required by this Section 17.14 in advance of any filing or other timing deadline imposed by such Applicable Law. Notwithstanding the foregoing, if the Parties are unable to reach agreement as to the content of any such public statement or filing, the Party required by Applicable Law to make such filing or statement may do so as deemed necessary by such Party after consulting with legal counsel; provided, that such Party, to the extent practicable, uses reasonable efforts to cause such statement or filing to include any portion of proposed disclosure or information which the Parties have theretofore agreed is appropriate.

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

Section 17.15. Illegality and Severability. If application of any one or more of the provisions of this Agreement shall be unlawful under applicable law and regulations, then the Parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Agreement. Should any portion of this Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

Section 17.16 GE Guarantee. General Electric Company hereby absolutely and unconditionally guarantees the prompt payment and performance in full of the obligations of GEESD and any other Subsidiary of GE that at any time during the Term assumes or is assigned any obligation by GE (the “GE Guaranteed Obligations”) pursuant to this Agreement or the Parts Supply Agreement (collectively, the “Responsible GE Parties”). If all or any part of the GE Guaranteed Obligations shall not be paid or performed when due according to the terms thereof, General Electric Company shall promptly pay and perform each such obligation in full, as if such obligation constituted the direct and primary obligation of General Electric Company. In connection therewith, General Electric Company expressly waives the following: (i) presentment and demand for payment, protest, notice of protest and dishonor or nonpayment of any instrument evidencing indebtedness, (ii) any right to require suit or other action against a Responsible GE Party or other third party before enforcing this guarantee, (iii) any right to have security (if any) applied before enforcing this guarantee, (iv) any subrogation to Service Provider’s rights against any Responsible GE Party until the obligations are paid or performed in full, (v) the effect of any amendment to or other change in the GE Guaranteed Obligations, and (vi) the effect of any other condition or circumstance which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor, it being agreed that the obligations of General Electric Company shall not be discharged except by payment or performance in full of the GE Guaranteed Obligations. General Electric Company shall pay all reasonable expenses (including without limitation, reasonable attorney’s fees and court costs) incurred in enforcing this guarantee.

Section 17.17 Aviall Guarantee. Parent hereby absolutely and unconditionally guarantees the prompt payment and performance in full of the obligations of Service Provider and any other Subsidiary of Parent that at any time during the Term assumes or is assigned any obligation by Service Provider (the “Aviall Guaranteed Obligations”) under this Agreement or the Parts Supply Agreement (the “Responsible Aviall Parties”). If all or any part of the Aviall Guaranteed Obligations shall not be paid or performed when due according to the terms thereof, Parent shall promptly pay and perform each such obligation in full, as if such obligation constituted the direct and primary obligation of Parent. In connection therewith, Parent expressly waives the following: (i) presentment and demand for payment, protest, notice of protest and dishonor or nonpayment of any instrument evidencing indebtedness, (ii) any right to require suit or other action against any Responsible Aviall Party or other third party before enforcing this guarantee, (iii) any right to have security (if any)

DISTRIBUTION SERVICES AGREEMENT

General Electric Company

applied before enforcing this guarantee, (iv) any subrogation to GE’s rights against any Responsible Aviall Party until the obligations are paid or performed in full, (v) the effect of any amendment to or other change in the Aviall Guaranteed Obligations, and (vi) the effect of any other condition or circumstance which might otherwise constitute a legal or equitable discharge, release or defense of a guarantor, it being agreed that the obligations of Parent shall not be discharged except by payment or performance in full of the Aviall Guaranteed Obligations. Parent shall pay all reasonable expenses (including without limitation, reasonable attorney’s fees and court costs) incurred in enforcing this guarantee.

Section 17.18. Captions. The captions in this Agreement are included for convenience or reference only and shall be ignored in the construction or interpretation hereof.

Section 17.19 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and all such counterparts shall constitute but one instrument.

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DISTRIBUTION SERVICES AGREEMENT

General Electric Company

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

GENERAL ELECTRIC COMPANY		AVIALL, INC.

By:	/s/ Daniel C. Heintzelman	By:	/s/ Paul E. Fulchino
Name:	Daniel C. Heintzelman	Name:	Paul E. Fulchino
Title:	Vice President	Title:	Chairman, President & CEO

GE ENGINE SERVICES DISTRIBUTION LLC		AVIALL SERVICES, INC.

By:	/s/ Daniel C. Heintzelman	By:	/s/ Paul E. Fulchino
Name:	Daniel C. Heintzelman	Name:	Paul E. Fulchino
Title:	Authorized Representative	Title:	Chairman & CEO